Exhibit 10.5

CIGNA STOCK UNIT PLAN

(Amended and Restated Effective as of February 22, 2017)

ARTICLE 1

Statement of Purpose

The Cigna Stock Unit Plan (the “Plan”) is intended to:

(a)                                 provide incentives for and reward key Company employees by providing them with an opportunity to acquire an equity interest in Cigna Corporation, thereby increasing their personal interest in its continued success and progress;

(b)                                 aid the Company in attracting and retaining key personnel of exceptional ability;

(c)                                  supplement and balance the Company’s salary and incentive bonus programs in support of Cigna Corporation’s long-term strategic plans;

(d)                                 motivate and reward the maximization of Cigna Corporation’s long-term financial results; and

(e)                                  encourage decisions and actions by Company employees that are consistent with the long-range interests of Cigna Corporation’s shareholders.

This Plan is an amendment and restatement, effective February 22, 2017, of the Plan as previously amended and restated July 22, 2008 and as further amended on July 28, 2010, under which the Company was authorized to grant Restricted Stock Units (described in Article 4) from February 28, 1998 to July 21, 2008.  This amended and restated Plan applies to all Restricted Stock Units granted from and after February 22, 2017.

ARTICLE 2

Definitions

For all purposes of this Plan, except as otherwise expressly provided or defined herein or unless the context otherwise requires, the terms defined in this Article shall have the meanings set forth below.  Any capitalized term used in the Plan that is not expressly defined below shall have the meaning as set forth in the Cigna Long-Term Incentive Plan.

2.1                               “Dividend Equivalent Right” means that part of a Restricted Stock Unit described in Section 4.2.

2.2                               “Long-Term Incentive Plan” means the Cigna Long-Term Incentive Plan attached hereto, as it may be amended from time to time.

2.3                               “Participant” means an Eligible Employee to whom a Restricted Stock Unit grant has been made under the Plan.  Members of the Board of Directors who are not employed by the Company are not eligible to participate in the Plan.

2.4                               “Plan” means the Cigna Stock Unit Plan (Amended and Restated Effective February 22, 2017), as it may be amended from time to time.

2.5                               “Restricted Stock Unit” means a Restricted Stock Unit described in Article 4 of the Plan.

2.6                               “US Individuals” means individuals who are (a) United States citizens or resident aliens as of February 22, 2017, (b) not otherwise covered by (a) above and become United States citizens or resident aliens as of the year the Restricted Stock Units are paid, except to the extent the Restricted Stock Units are otherwise exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(8)(ii)(A), or (c) nonresident aliens as of February 22, 2017 for whom payment of Restricted Stock Units is, in whole or in part, considered income from sources within the United States (within the meaning of Code Section 861).

ARTICLE 3

Authority to Make Restricted Stock Unit Grants

3.1                               General Powers of the Committee.  The Committee is authorized in its sole discretion to select Participants and to grant them Restricted Stock Units in such amounts and upon such terms and conditions as it shall determine, subject to the limitations, restrictions and provisions contained in the Plan.

3.2                               General Powers of the CEO.  Subject to the requirements of Delaware law, the CEO is authorized in the CEO’s sole discretion to select Participants and to grant them Restricted Stock Units in such amounts and upon such terms and conditions as the CEO shall determine, subject to the limitations, restrictions and provisions contained in the Plan, including the following:

(a)                                 The CEO may not make any grants to or for the benefit of (1) members of the Board of Directors or (2) anyone subject to the requirements of Exchange Act Section 16(a);

(b)                                 The CEO must be a member of the Board of Directors at the time the CEO makes any grant under the Plan; and

(c)                                  The maximum number of Restricted Stock Units which may be granted under this Section 3.2 is ten percent (10%) of the number of shares of Common Stock authorized to be issued under the Long-Term Incentive Plan minus any shares of Common Stock granted by the CEO under section 4.3 of that plan.

ARTICLE 4

Restricted Stock Units

4.1                               Restricted Stock Unit.  Each Restricted Stock Unit is a right to receive, subject to the conditions of the Plan and any conditions specified by the Committee (or CEO) at the time of grant, (a) one (1) share of Common Stock (the payment of which is described in Section 4.4) and (b) one (1) Dividend Equivalent Right (the payment of which is described in Section 4.2).

4.2                               Dividend Equivalent Right.  Each Dividend Equivalent Right described in Section 4.1 shall be a right to receive cash payments, as described below.  Cash payments of Dividend Equivalent Rights will be in an amount equal to the number of outstanding rights multiplied by the amount of any dividend declared and paid on one share of Common Stock, to the extent the right is outstanding on any such dividend record date.  A Dividend Equivalent Right shall cease to be outstanding on the earlier of the end of the time period specified by the Committee in the applicable grant document or the date such right is forfeited under the terms of the Plan or the applicable grant document.  Dividends paid on shares of Common Stock during the period while the Dividend Equivalent Right is outstanding shall be held by the Company and such accumulated dividends will only be paid when (and if) the applicable Dividend Equivalent Right vests, provided that the Committee (or CEO) may specify additional restrictions on the payment of such accumulated dividends in the applicable grant document. If any Dividend Equivalent Rights are forfeited under the terms of the Plan or the applicable grant document, the Participant shall also forfeit the right to any accumulated and future dividends related to such forfeited rights.  The Committee (or CEO) shall specify in the grant document the time and form of payment in a manner that complies with the requirements of Code Section 409A and the regulations thereunder.

4.3                               Restrictions on Restricted Stock Units; Vesting.

(a)                                 Except as expressly provided below, a Restricted Stock Unit shall not be sold, transferred, assigned, pledged or otherwise disposed of by the Participant.  The Committee in its discretion may establish different restriction terms for different Restricted Stock Units evidenced by a single grant.

(b)                                 Prior to vesting, a Restricted Stock Unit shall be subject to forfeiture as described in Section 4.6(a).  Unless vesting is accelerated by the occurrence of one of the events described in Section 4.6(b) through (e), the portion of a Restricted Stock Unit described in Section 4.1(a) will become vested upon the payment date(s) specified in the applicable grant document.

4.4                               Time and Form of Payment.  The portion of a vested Restricted Stock Unit described in Section 4.1(a) shall be paid in a lump sum on the earlier of a Participant’s death or the payment date(s) specified in the applicable Restricted Stock Unit grant document.  Any payment upon a Participant’s death shall be made to the Participant’s surviving spouse or, if the Participant’s surviving spouse does not survive the Participant, to the Participant’s estate during the 90 day period immediately following the Participant’s death.  A Restricted Stock Unit shall cease to be outstanding and a Participant shall have no further rights related to such Restricted Stock Unit

(including Dividend Equivalent Rights) upon the earlier of payment or forfeiture of such Restricted Stock Unit under the terms of the Plan.

4.5                               Share Issuance; Voting Rights; Dividends.

(a)                                 No shares of Common Stock shall be issued under this Plan. This Plan is a Qualifying Plan under the Long-Term Incentive Plan and any successor plan.  Any shares of Common Stock issued as the result of the vesting of a Restricted Stock Unit shall be paid out of the Long-Term Incentive Plan.

(b)                                 No Participant shall have any voting rights, rights to dividend payments, or any other rights of a holder of Common Stock merely because the Participant is granted a Restricted Stock Unit under this Plan.

4.6                               Termination of Employment; Change of Control; Death.

(a)                                 Except as otherwise provided in Sections 4.6(b) through (e), in the event of Termination of Employment of a Participant, all unvested Restricted Stock Units held by the Participant on the date of Termination of Employment and all related rights (including Dividend Equivalent Rights) shall be forfeited, unless otherwise expressly provided by the Committee.

(b)                                 In the event of Termination of Employment by reason of a Participant’s Retirement or Early Retirement, the Committee (or CEO) or its (the CEO’s) designee in the sole discretion of either may provide, before the Participant’s Retirement or Early Retirement, that any or all unvested Restricted Stock Units held by the Participant shall immediately vest on the Participant’s date of Retirement or Early Retirement and shall be paid in accordance with Section 4.4.

(c)                                  In the event of Termination of Employment by reason of a Participant’s Disability, all unvested Restricted Stock Units as of the date of such event shall immediately vest and shall be paid in accordance with Section 4.4.

(d)                                 In the event of a Participant’s Termination Upon a Change of Control, all unvested Restricted Stock Units as of the Termination date shall immediately vest and shall be paid in accordance with Section 4.4.

(e)                                  In the case of the death of a Participant, all unvested Restricted Stock Units as of the date of death shall immediately vest and all vested but unpaid Restricted Stock Units shall be paid in accordance with Section 4.4.

4.7                               Leave of Absence.  Unless otherwise determined by the Committee or its designee with respect to Restricted Stock Units granted to non-US Individuals that are not subject to the requirements of Code Section 409A, any and all Restricted Stock Units granted hereunder shall become vested and payable on the date (or dates) specified in the applicable grant document, regardless of whether the Participant is on an approved leave of absence on such date (or dates).

ARTICLE 5

Antidilution Provisions

Except as otherwise expressly provided herein, the following provisions shall apply to all Restricted Stock Units granted under this Plan:

5.1                               Stock Dividends, Splits, Etc.  In the event of a stock dividend, stock split, or other subdivision or combination of the Common Stock, the number of Restricted Stock Units granted under this Plan and that are outstanding on the date of such an event will be adjusted proportionately to maintain the Restricted Stock Unit to share ratio described in Section 4.1.

5.2                               Merger, Exchange or Reorganization.  In the event that the outstanding shares of Common Stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of Cigna Corporation or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination, appropriate adjustment shall be made by the Committee in the number and kind of shares that will be paid with respect to outstanding Restricted Stock Units that have been granted under this Plan, to the end that the proportionate interests of Participants shall be maintained as before the occurrence of such event; provided, however, that in the event of any contemplated transaction which may constitute a Change of Control of Cigna Corporation, the Committee, with the approval of a majority of the members of the Board of Directors, may modify any and all outstanding Restricted Stock Units so as to accelerate, as a consequence of or in connection with such transaction, the vesting of such Restricted Stock Units. Any Restricted Stock Units subject to this Section 5.2 shall be paid in accordance with Section 4.4.

ARTICLE 6

Administration of Plan

6.1                               General Administration.  The Plan is to be administered by the Committee, subject to such requirements for review and approval by the Board of Directors as the Board of Directors may establish.

6.2                               Administrative Rules.  The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations pertaining to this Plan and to interpret the Plan and rule on any questions respecting any of its provisions, terms and conditions.

6.3                               Decisions Binding.  All decisions of the Committee concerning this Plan shall be binding on Cigna Corporation and its Subsidiaries and their respective boards of directors, and on all Participants and other persons claiming rights under the Plan.

6.4                               Section 409A Compliance.  It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.

ARTICLE 7

Amendments

All amendments to this Plan shall be in writing and shall be effective when approved by the Board of Directors. Unless otherwise expressly provided by an amendment or the Board of Directors, no amendment to this Plan shall apply to Restricted Stock Units granted before the effective date of the amendment. A Participant’s rights with respect to outstanding Restricted Stock Units may not be abridged by any amendment, modification or termination of the Plan without the Participant’s individual consent.

ARTICLE 8

Other Provisions

8.1                               Duration of the Plan.  The Plan shall remain in effect until all Restricted Stock Units covered by or granted under this Plan have been paid or forfeited under the terms of this Plan.

8.2                               Early Termination.  Notwithstanding the provisions of Section 8.1, the Board of Directors may terminate this Plan at any time; but no such action by the Board of Directors shall adversely affect the rights of Participants which exist under this Plan immediately before its termination.

8.3                               Awards Not Assignable.  Except as otherwise permitted by applicable law, no Restricted Stock Unit or any rights related to a Restricted Stock Unit, including any right to receive any payment under this Plan, shall be assignable or transferable by a Participant except by will or by the laws of descent and distribution.  Any other attempted assignment or alienation shall be void and of no force or effect.

8.4                               Withholding Taxes.  Upon the vesting or payment of any Restricted Stock Unit or portion thereof described in Article 4, the Company shall have the right at its option to:

(a)                                 require the Participant (or personal representative or beneficiary) to remit an amount sufficient to satisfy any legally required withholding taxes; or

(b)                                 deduct, from any amount payable, the amount of any taxes the Company may be required to withhold with respect to such transaction.

The Committee may require the Participant to remit such amount in whole or in part in Common Stock. The Committee may establish such additional conditions as it deems appropriate.  If the Participant remits such amount in Common Stock, the number of shares of Common Stock delivered to or on behalf of a Participant shall be reduced by the number of shares so remitted.  Common Stock so remitted shall be valued using the Fair Market Value of Common Stock as of the date the withholding obligation arises.

8.5                               Participant’s Rights Unsecured.  The right of any Participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

8.6                               Future Participation Not Guaranteed.  Participation in the Plan with respect any one or more grants of Restricted Stock Units is not in and of itself to be construed as evidence of a right to receive any subsequent Restricted Stock Unit grant.

8.7                               Termination of Employment.  Cigna Corporation and each Subsidiary retain the right to terminate the employment of any employee at any time for any reason or no reason, and a Restricted Stock Unit grant under the Plan to a Participant is not, and shall not be construed in any manner to be, a waiver of such right.

8.8                               Successors.  Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Cigna Corporation, shall assume the liabilities of Cigna Corporation under this Plan and perform any duties and responsibilities in the same manner and to the same extent that Cigna Corporation would be required to perform if no such succession had taken place.

8.9                               Construction.  The terms used in this Plan shall include the feminine as well as the masculine gender and the plural as well as the singular, as the context in which they are used requires.

8.10                        Severability.  If any provisions of the Plan, or any Restricted Stock Unit grant made under the Plan, is held to be invalid, void or unenforceable, the validity of any other provision of the Plan or grant made under the Plan shall not be affected.

8.11                        Interpretation.  All statutory or regulatory references in this Plan shall include successor provisions.

8.12                        Controlling Law.  This Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to Delaware conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

8.13                        Limitation under the Cigna Executive Severance Benefits Plan. If some or all of a Participant’s awards or rights under this Plan, including without limitation, the accelerated vesting of a Participant’s outstanding Restricted Stock Units in the event of a Termination Upon a Change of Control, are required to be cancelled, limited or reduced under the Cigna Executive Severance Benefits Plan (the “Executive Severance Plan”), then such reduction, limitation or cancellation shall be applied in the manner and to the extent determined under the Executive Severance Plan, notwithstanding any other provisions of this Plan.